EXHIBIT 4.1
LIONS GATE ENTERTAINMENT CORP.
NONQUALIFIED STOCK OPTION AGREEMENT
     THIS NONQUALIFIED STOCK OPTION AGREEMENT (this “Option Agreement”) dated as of [                    ] by and between LIONS GATE ENTERTAINMENT CORP., a company recognized under the laws of the Province of British Columbia (the “Corporation”), and [                    ] (the “Grantee”), evidences the nonqualified stock option (the “Option") granted by the Corporation to the Grantee as to the number of the Corporation’s common shares (“Common Shares”) first set forth below.

Number of Common Shares:[1]	[ ]	Award Date: [ ]
Exercise Price per Share:[1]	$[ ]	Expiration Date:[1,2] [ ]
Vesting 1,2 The Option shall become vested as to one-fifth of the total number of Common Shares subject to the Option on each of the first five (5) anniversaries of the Award Date.
     The Option is subject to the Terms and Conditions of Nonqualified Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference). The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The parties agree to the terms of the Option set forth herein, and the Grantee acknowledges receipt of a copy of the Terms.
     Reference is made to that certain Employment Agreement (the “Employment Agreement”) dated as of [                    ] between the Corporation and the Grantee. The Option is the option referenced in and required to be granted pursuant to Section [                    ] of the Employment Agreement.

“GRANTEE”

Signature

Print Name
LIONS GATE ENTERTAINMENT CORP.
 a company continued under the laws of
the Province of British Columbia

By:

Print Name:

Title:

CONSENT OF SPOUSE
     In consideration of the Corporation’s execution of this Option Agreement, the undersigned spouse of the Grantee agrees to be bound by all of the terms and provisions hereof.

Signature of Spouse	Date

[1]	Subject to adjustment under Section 4.1 of the Terms.

[2]	Subject to early termination under Section 4 of the Terms.

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION
1.	Vesting; Limits on Exercise; Incentive Stock Option Status; Possible Acceleration.
     The Option shall vest and become exercisable in percentage installments of the aggregate number of shares subject to the Option as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.
•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100 Common Shares (subject to adjustment under Section 4.1 below) may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	Nonqualified Stock Option. The Option is a nonqualified stock option and is not, and shall not be, an incentive stock option within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
     Notwithstanding any other provision herein, the Option is subject to accelerated vesting as follows:
(i) In the event of a termination of the Grantee’s employment due to the Grantee’s death, the Option, to the extent outstanding and unvested, shall automatically become fully vested; and
(ii) In the event of a termination of the Grantee’s employment either by the Corporation “without cause” or by the Grantee for “good reason” (as each such term is defined in the Employment Agreement), (x) the next installment of the Option scheduled to vest after the date of such termination (the “Next Installment”), to the extent outstanding and unvested as of such date, shall become fully vested as of such date; and (y) the installment of the Option scheduled to vest next following the Next Installment, to the extent outstanding and unvested as of the date of such termination, shall become vested with respect to fifty percent (50%) of the Common Shares covered by such installment. Any portion of the Option that is not vested after giving effect to the foregoing provisions shall terminate as of the date of termination of the Grantee’s employment.
     The Option is also subject to accelerated vesting in connection with a Change of Control as provided in Section 4.3 below.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.
     Except as set forth herein, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Except as set forth herein, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services, as provided in Section 4.2 below.
     Nothing contained in this Option Agreement constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation, subject in each case to the Employment Agreement. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation.
3.	Exercise of Option.
     3.1 Method of Exercise. The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time, so long as the Administrator provides written notice to the Grantee of such change in exercise procedures) of:
(i) a written notice stating the number of Common Shares to be purchased pursuant to the Option (or by the completion of such other administrative exercise procedures as the Administrator may require from time to time, so long as the Administrator provides written notice to the Grantee of such change in exercise procedures),
(ii) payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Corporation may adopt as to such payment, either (A) in Common Shares already owned by the Grantee, valued at their fair market value on the exercise date (with the “fair market value” of such shares determined in accordance with the definition of such term under the Corporation’s 2004 Performance Incentive Plan), or (B) pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the exercise of the Option;
(iii) any written statements or agreements required pursuant to Section 7; and
(iv) satisfaction of the tax withholding provisions of Section 3.2.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.
     For purposes of this Option Agreement, “Administrator” means the Board of Directors of the Corporation (the “Board”) or any committee appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of the Option on behalf of the Corporation.
     3.2 Tax Withholding. Upon any exercise or payment of the Option, the Corporation (or a Subsidiary employing the Grantee) shall have the right at its option to:
(i) require the Grantee (or his personal representative or beneficiary, in the case of the Grantee’s disability or death, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation (or Subsidiary) may be required to withhold with respect to such Option event;
(ii) deduct from any amount payable to the Grantee (or his personal representative or beneficiary, as the case may be) in cash or equivalent (in respect of the Option or otherwise) the amount of any taxes which the Corporation (or Subsidiary) may be required to withhold with respect to such Option event; or
(iii) reduce the number of Common Shares to be delivered by (or otherwise reacquire) the appropriate number of Common Shares, valued at their then fair market value (as defined above), to satisfy such withholding obligation, provided that in no event shall the value of any shares withheld exceed the minimum amount of required withholding under applicable law.
4.	Adjustments; Early Termination of Option.
     4.1 Adjustments. Subject to Section 4.3, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Shares; or any exchange of Common Shares or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Shares; then the Administrator shall equitably and proportionately adjust (1) the number, amount and type of Common Shares (or other securities or property) subject to the Option, (2) the Exercise Price of the Option, and/or (3) the securities, cash or other property deliverable upon exercise or payment of the Option, in each case to the extent necessary to preserve (but not increase or decrease) the level of incentives intended by this Option Agreement. It is intended that, if possible, any adjustments contemplated by this Section 4.1 be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements. Any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 4.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
     4.2 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.3, if the Grantee ceases to be employed by the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by the Corporation or a Subsidiary is referred to as the Grantee’s “Severance Date”):
(i) other than as expressly provided below in this Section 4.2, (a) the Grantee (or the Grantee’s beneficiary or personal representative in the event of the Grantee’s death) will have until the date that is six (6) months after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 6-month period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 6-month period; and
(ii) if the Grantee’s employment is terminated by the Corporation or a Subsidiary for “cause” (as such term is defined in the Employment Agreement), the Option (whether vested or not) shall terminate on the Severance Date.
     In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.3. The Corporation shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.
     For purposes of the Option, unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the Grantee’s employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. If the Grantee is on an approved leave of absence, continued vesting of the Award during the period of such leave may be suspended until the Grantee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires.
     4.3 Change of Control.
          (A) Upon (i) the occurrence of a Change of Control (as such term is defined in the Employment Agreement) at any time on or after the first anniversary of the commencement of the Term (as such term is defined in the Employment Agreement), or (ii) a dissolution of the Corporation or other event described in Section 4.1 that the Corporation does not survive (or does not survive as a public corporation in respect of its Common Shares), the Option, to the extent outstanding and unvested, shall automatically become fully vested. Any acceleration of the Option pursuant to this Section 4.3 shall comply with applicable legal requirements and, if necessary to accomplish the purposes of the acceleration or if the circumstances require, may be deemed by the Administrator to occur a limited period of time not greater than thirty (30) days before the event. Without limiting the generality of the foregoing, the Administrator may deem such acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the Option if an event giving rise to an acceleration does not occur.
          (B) If the vesting of the Option is accelerated pursuant to Section 4.3(A), the Option shall terminate upon the related Change of Control or other event referred to in Section 4.3(A), subject to any provision that has been expressly made by the Administrator, through a plan of reorganization or otherwise, for the survival, substitution, assumption, exchange or other continuation or settlement of the Option and provided that, if the Option will not survive, be substituted for, assumed, exchanged, or otherwise continued or settled in the transaction, either (i) the Grantee shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise the Option in accordance with the terms hereof before the termination of the Option (except that in no case shall Grantee be given less than fifteen days’ written notice of accelerated vesting and the impending termination and any acceleration may be made contingent upon the actual occurrence of the event), or (ii) the Administrator may make provision for a cash payment in settlement of the Option based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Shares upon or in respect of such event. The Administrator may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the Exercise Price of the Option.
5.	Non-Transferability.
     The Option and any other rights of the Grantee under this Option Agreement (but not with respect to the Common Shares issued upon exercise of the Option) are nontransferable and exercisable only by the Grantee, except that such transfer and exercise restrictions shall not apply to:
(i) transfers to the Corporation;
(ii) the designation of a beneficiary to receive benefits in the event of the Grantee’s death or, if the Grantee has died, transfers to or exercise by the Grantee’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;
(iii) transfers to a family member (or former family member) of the Grantee pursuant to a domestic relations order if approved or ratified by the Administrator;
(iv) if the Grantee has suffered a disability, permitted transfers or exercises on behalf of the Grantee by his legal representative;
(v) transfers to a trust or other entity formed primarily for estate or family planning purposes (such as a family limited partnership) that is for the benefit of the Grantee, the Grantee’s spouse, one or more descendants of the Grantee, or any combination of the foregoing, to the extent the transfer will not adversely affect the Corporation’s ability to rely on a Form S-8 Registration Statement with respect to the offer, sale and issuance of securities in respect of the Option and is otherwise in compliance with all applicable laws; or
(vi) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of the Option consistent with applicable laws and the express authorization of the Administrator.
     The Administrator may permit the Option to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws.
6.	Securities Law Representation.
     The Grantee acknowledges that the Option and the Common Shares covered thereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), based, in part, in reliance upon an exemption from registration under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Grantee, by executing this Option Agreement, hereby represents to the Corporation that the Grantee either (1) has an individual net worth, or joint net worth with his spouse, of more than $1,000,000; (2) has had individual net income in excess of $200,000 in each of the two most recent years (or joint net income with his spouse in excess of $300,000 in each of those years) and reasonably expects to reach that same income level in the current year; or (3) is an “Executive Officer” of the Corporation as defined in Rule 501(f) of the Securities Act. The Grantee acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of this representation.
7.	Compliance with Laws.
     This Option Agreement, the granting and vesting of the Option under this Option Agreement, the offer, issuance and delivery of Common Shares, and/or the payment of money in respect of the Option are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law, federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Option Agreement will, if reasonably requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem reasonably necessary or desirable to assure compliance with all applicable legal requirements.
8.	Notices.
     Any notice to be given under the terms of this Option Agreement shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, telexed, telecopied, telegraphed, or delivered, if to the Corporation, at its principal office to the attention of the Secretary, and if to the Grantee, at the Grantee’s last address on the payroll records of the Corporation, or at such other address as each party may from time to time direct in writing. Any such notice shall be deemed to have been received, if mailed, telexed, telecopied, or telegraphed, forty-eight hours after the time of mailing, telexing, telecopying, or telegraphing, and if delivered, upon delivery. If normal mail service is interrupted by a labor dispute, slowdown, strike, force majeure, or other cause, a notice sent by mail shall not be deemed to be received until actually received, and the party giving such notice shall use such other services as may be available to ensure prompt delivery or shall deliver such notice.
9.	Entire Agreement.
     This Option Agreement (including these Terms) and the Employment Agreement together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Option

Agreement may be amended only be a written instrument signed by both the Grantee and the Corporation. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
10.	Governing Law.
     This Option Agreement shall be governed by, and construed in accordance with the laws of California, except to the extent that the laws of British Columbia are applicable as the jurisdiction of incorporation of the Corporation.
11.	Effect of this Agreement.
     Subject to the Corporation’s right to terminate the Option pursuant to Section 4.3 above, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.
12.	Language.
     The parties hereto have requested that this Option Agreement and the certificates, documents or notices relating thereto be drafted in the English language. Les parties a cet accord ont exige que cet accord et tous certifcats, documents ou avis y afferent soit redige en langue anglaise.
13.	Counterparts.
     This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
14.	Section Headings.
     The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.